Exhibit 10.17

AMENDMENT NO. 2 TO THE LQR HOUSE INC. 2021

STOCK OPTION AND INCENTIVE PLAN

December 19, 2024

Subject to the approval of the stockholders (the “Stockholder Approval”) of LQR House Inc., a Nevada corporation (the “Company”), at the Company’s 2024 Annual Meeting of Stockholders, the LQR House Inc. 2021 Stock Option and Incentive Plan (the “2021 Plan”) is hereby amended as follows:

1. Section 3. Section 3.1 (a) of the 2021 Plan is hereby amended and restated in its entirety as follows:

“Stock Issuable. Subject to adjustment as provided in Section 3(b) of the Plan and the automatic increase set forth herein, the maximum aggregate number of shares of Stock reserved and available for issuance under the Plan shall be 3,000,000 shares. The number of shares of Stock available for issuance under the Plan will be increased on the first day of each fiscal year of the Company beginning with the 2025 fiscal year, in an amount equal to the least of (a) 500,000 shares, (b) a number of shares equal to four percent (4%) of the total number of shares of all classes of common  stock of the Company outstanding on the last day of the immediately preceding fiscal year, and (c) such number of shares of Stock determined by the Administrator no later than the last day of the immediately preceding fiscal year.”

Except as expressly amended hereby, the terms of the 2021 Plan shall be and remain unchanged and the 2021 Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

LQR HOUSE INC.

By:	/s/ Sean Dollinger
Name:	Sean Dollinger
Title:	Chief Executive Officer